UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024

RENOVARO INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067

(Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors (the “Board”) of Renovaro Inc. (the “Company”) appointed Simon Tarsh, age 63, as Interim Chief Financial Officer of the Company, effective March 11, 2024. Mr. Tarsh most recently served at Deloitte Consulting LLP (“Deloitte”), where he was last a Senior Managing Director in the Finance and Enterprise Performance Practice, and served global clients since 2007. He led a growing global practice focused around operational transformation, including supporting carve out transactions, joint ventures and hybrid structures, both in the US and in international locations, such as India, China, Eastern Europe and Latin America. He supported high growth companies with their finance operations as they globalized, and was able to advise them on their expansion, while balancing growth with appropriate controls. Mr. Tarsh received a Bachelor of Science undergraduate degree in Business and Administration from the University of Salford, Manchester, UK and an MBA from City University Business School, London, UK. He is a Fellow of the Chartered Institute of Management Accountants (1984), which is considered as a CPA equivalent. Mr. Tarsh’s deep financial experience over the length of his career offers valuable insights to our Company, particularly given the enhanced accounting rules and regulations affecting public companies. Since leaving Deloitte, Mr. Tarsh has been providing consulting services through his consulting company, Tarsh PB Advisors LLC (“Tarsh PB Advisors”). Mr. Tarsh is presently a member of the board of directors and chair of the audit committee of Onconetix, Inc. (NASDAQ: BWV).

Effective March 11, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with Tarsh PB Advisors with respect to Mr. Tarsh’s service as the Company’s Interim Chief Financial Officer. Pursuant to the Consulting Agreement, in exchange for Mr. Tarsh’s full-time service as the Company’s Interim Chief Financial Officer, the Company will pay Tarsh PB Advisors $25,000 per month. In addition, Tarsh PB Advisors may be entitled to an additional payment in the amount of up to 30% of the consideration paid under the Consulting Agreement upon the achievement of certain milestones prior to the termination of the Consulting Agreement. In addition, Mr. Tarsh will receive 10,000 stock options that will vest upon the termination date if the Company hires a new CFO prior to such date. The Consulting Agreement has a term of six months from the date of the Agreement and may be renewed for successive one month terms. The Consulting Agreement may be terminated by any party upon thirty days advance written notice.

The Consulting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Consulting Agreement is qualified in its entirety by reference to such exhibit.

Mr. Tarsh does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Puche, the Company’s outgoing Chief Financial Officer, said: “After more than 5 years at the Company, I am ready for a new phase in my life. I am fully committed to helping to ensure a smooth transition, including providing ad hoc consulting services, as needed.”

Mr. Tarsh said: “I am impressed by the caliber of the Audit Committee, Board and management team and look forward to working closely with them and Ms. Puche during a transition period.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated March 11, 2024, by and between Renovaro Inc. and Tarsh PB Advisors LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ Mark Dybul, M.D.
Name: Mark Dybul Title: Chief Executive Officer

Date: March 13, 2024